Exhibit 99.1
G-III APPAREL GROUP, LTD.
For: G-III Apparel Group, Ltd.
Contact: Investor Relations
James Palczynski
(203) 682-8229
G-III Apparel Group, Ltd.
Wayne S. Miller, Chief Operating Officer
(212) 403-0500
G-III APPAREL GROUP, LTD. ANNOUNCES THIRD QUARTER FISCAL YEAR 2009 RESULTS
     New York, New York — December 9, 2008 — G-III Apparel Group, Ltd. (NasdaqGSM: GIII) today announced operating results for the three and nine month periods ended October 31, 2008.
     For the three months ended October 31, 2008, net sales increased by 29.6% to $351.6 million from $271.2 million in the same quarter of last year. Net income for the three months ended October 31, 2008 was $28.8 million, or $1.68 per diluted share, compared to $23.8 million, or $1.41 per diluted share, in the prior year’s period.
     For the nine months ended October 31, 2008, net sales increased by 38.5% to $540.5 million from $390.2 million in the same period last year. Net income for the nine months ended October 31, 2008 was $18.1 million, or $1.07 per diluted share, compared to $16.4 million, or $0.99 per diluted share, in the same period last year.
     Morris Goldfarb, Chairman and Chief Executive Officer, said, “Our third quarter results represent a solid performance given the conditions in the market. Calvin Klein, which is our largest and fastest growing business, continues to exceed plan and is particularly well suited to address the current market environment with a strong fashion identity and an excellent price-value proposition for consumers. We are excited about the initial reception to our new Calvin Klein sportswear line which will start to ship this spring season.”
     Mr. Goldfarb continued, “Retailers have been slower to reorder and we expect to see a higher level of promotional activity in the fourth quarter, particularly in the luxury tier. Additionally, traffic and comparable store sales results are lower than we had planned in our recently acquired Wilsons outlet business. Accordingly, we are revising our full year’s guidance down. We believe our strategy of diversifying our product offerings, broadening our distribution channels and offering a wide variety of brands to consumers will help us weather the difficult retail and consumer environment we are currently facing.”
     “G-III is a proactive and forward-thinking organization with a great deal of talent that has demonstrated the ability to succeed even in difficult markets. The kind of market we are in can prompt significant changes in the competitive landscape. We believe that G-III will ultimately benefit from these changes, including the ongoing consolidation of retailers, competitors and suppliers, in the form of increased market share and a wide availability of business opportunities,” Mr. Goldfarb concluded.
Outlook
     For the full fiscal year ending January 31, 2009, the Company has revised its guidance and now expects net sales of approximately $715 million, compared to its prior guidance of net sales of $730 million, net income in the range of $16.3 million to $18.1 million, compared to its prior guidance of net income in the range of $23.5 million to $24.4 million, and diluted net income per share between $0.95 and $1.05, compared to its prior guidance of diluted net income per share between $1.35 and $1.40. The Company is also now forecasting EBITDA for the fiscal year ending January 31, 2009 to increase approximately 7% to 15% to a range of approximately $40.5 to $43.5 million compared to its prior guidance of EBITDA in the range of $54.0 million to $55.5 million. EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with US GAAP. A reconciliation of EBITDA to net income in accordance with US GAAP is included in a table accompanying the condensed financial statements in this release.
About G-III Apparel Group, Ltd.
     G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed brands, private labels and its own brands. G-III also operates 119 outlet stores under the Wilsons Leather name. G-III has fashion licenses, among others, under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Nine West, Ellen Tracy, House of Dereon, IZOD, Tommy Hilfiger, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. G-III works with leading retailers in developing product lines to be sold under their own proprietary private labels. G-III-owned brands include, among others, Andrew Marc, Marc New York, Marvin Richards, G-III, Jessica Howard, Eliza J.,

Industrial Cotton, Black Rivet, Siena Studio, Colebrook, G-III by Carl Banks, Winlit, NY 10018 and La Nouvelle Renaissance.

     Statements concerning the Company’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, customer acceptance of new products, weakness in the retail sector, risks related to the operation of a retail chain, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, weak economic conditions and the turmoil in the credit and financial markets, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
(NASDAQGSM:GIII)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	10/31/08	10/31/07	10/31/08	10/31/07
Net sales	$351,599	$271,195	$540,458	$390,192
Cost of sales	239,080	190,932	381,520	280,660

Gross profit	112,519	80,263	158,938	109,532

Selling general and administrative expenses	58,937	36,470	118,625	75,019
Depreciation and amortization	1,900	1,294	5,255	4,135

Operating profit	51,682	42,499	35,058	30,378
Interest and financing charges, net	2,496	1,892	4,161	2,304

Income before income taxes	49,186	40,607	30,897	28,074
Income tax expense	20,350	16,852	12,801	11,651

Net income	$28,836	$23,755	$18,096	$16,423

Basic net income per common share	$1.74	$1.45	$1.10	$1.03

Diluted net income per common share	$1.68	$1.41	$1.07	$0.99

Weighted average shares outstanding:
Basic	16,526	16,393	16,507	16,015
Diluted	17,160	16,850	16,990	16,524

	At October 31,	At October 31,
Selected Balance Sheet Data (in thousands):	2008	2007

Working Capital	$110,673	$132,886
Inventory	131,028	79,881
Total Assets	472,629	327,447

Short-term and revolving debt	170,659	71,795
Long-term debt	—	8,144
Total Shareholders’ Equity	$193,458	$172,473

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME
(in thousands)
(Unaudited)

	Forecasted Twelve Months	Actual Twelve Months
	Ending	Ended
	January 31, 2009	January 31, 2008
EBITDA, as defined	$40,500 — 43,500	$37,782

Depreciation and amortization	7,100	5,427
Interest and financing charges, net	5,600	3,158
Income tax expense	11,500 — 12,700	11,707

Net income	$16,300 — 18,100	$17,490

EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.

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